Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

This AMENDMENT is dated as of June 3, 2008, to the Rights Agreement, dated as of April 11, 1989, and amended by the first amendment thereto dated as of February 24, 1999, by and between CREDO Petroleum Corporation (the “Company”) and Computershare Trust Company, N.A., as successor in interest to American Securities Transfer, Incorporated (as Rights Agent) (as heretofore amended, the “Rights Agreement”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof; and

WHEREAS, the Company intends to enter into a Company Stock Purchase Agreement (as it may be amended or supplemented from time to time, the “Company Stock Purchase Agreement”), dated on or about June 3, 2008, by and between the Company and RCH Energy Opportunity Fund II, LP (the “Purchaser”), and certain shareholders of the Company intend to enter into a Stock Purchase Agreement, dated on or about June 3, 2008, by and among such shareholders and the Purchaser (such agreement, together with the Company Stock Purchase Agreement, being referred to collectively herein as the “Purchase Agreements”); and

WHEREAS, the Board of Directors of the Company has determined that the transactions contemplated by the Purchase Agreements are fair to and in the best interests of the Company and its shareholders; and

WHEREAS, the Board of Directors has determined that it is desirable to amend the Rights Agreement to exempt the Purchase Agreements and the transactions contemplated thereby from the application of the Rights Agreement.

NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

1.             Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, neither RCH Energy Opportunity Fund II, LP (“Purchaser”), nor or any party to either Purchase Agreement (as defined below) or any of their respective Affiliates, either individually or collectively, shall be deemed to be an Acquiring Person by virtue of the execution and delivery of the Company Stock Purchase Agreement, dated on or about June 3, 2008, by and among the Company and the Purchaser, or the Stock Purchase Agreement, dated on or about June 3, 2008, by and among James T. Huffman, William F. Skewes, Richard B. Stevens and the Purchaser (such agreements being collectively referred to herein as the “Purchase Agreements”) or as a result of the announcement or consummation of the transactions contemplated by the Purchase Agreements.”

2.             Section 1(i) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, neither the execution and delivery of the  Purchase Agreements, the announcement thereof, nor consummation of the transactions contemplated thereby, nor any communication made in connection therewith, shall constitute an Offer for the purposes of this Agreement.”

3.             Section 1(m) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, neither the execution and delivery of the Purchase Agreements, the announcement thereof, nor consummation of the transactions contemplated thereby, shall cause a Shares Acquisition Date.”

4.             Section 2 of the Rights Agreement is hereby modified and amended by adding the following language at the end thereof:

“, upon ten (10) days’ prior written notice to the Rights Agent.  The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agent.”

5.             Section 3(a) of the Rights Agreement is hereby modified and amended to add the following sentence immediately following the first sentence thereof:

“Notwithstanding the foregoing, neither the execution and delivery of the Purchase Agreements, the announcement thereof, nor consummation of the transactions contemplated thereby, shall cause a Distribution Date.”

6.             Section 15 of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Purchase Agreements or the execution and delivery or the announcement thereof.”

7.             Section 21 of the Rights Agreement is hereby modified and amended by adding the following sentence after the existing first sentence thereof:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

8.             Section 25 of the Rights Agreement is hereby modified and amended by deleting the Rights Agent notice address in its entirety and replacing it with the following:

“Computershare Trust Company, N.A.

350 Indiana Street, Suite 800

Golden, Colorado  80401

Attn: Client Services”

9.             The Rights Agreement is hereby modified and amended by adding the following new Section 33 after the existing Section 32:

“Section 33.  Force Majeure.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

10.           Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

11.           This Amendment shall be deemed to be a contract made under the laws of the State of Colorado and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

12.           This Amendment may be executed in any number of counterparts and each of such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF. this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

CREDO PETROLEUM CORPORATION

By.	/s/ James T. Huffman
Name: James T. Huffman
Title: President, Chief Executive Officer and
Chairman of the Board of Directors

COMPUTERSHARE TRUST COMPANY, N.A.
(as Rights Agent)

By.	/s/ Kellie Gwinn
Name: Kellie Gwinn
Title: Vice President